HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P.R. China
Tel: (86 10) 8525-5500; Fax: (86 10) 8525-5511/5522

16 November 2010

Trunkbow International Holdings Limited

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1/A (Registration no. 333-169942) filed on or about November 16, 2010 (the “Registration Statement”) relating to the offering and registration of common stock of Trunkbow International Holdings Limited (the “Company”).

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and acknowledge the references to our firm in the section of the Registration Statement entitled “Risk Factors” and “Experts”.

Yours faithfully,

Han Kun Law Offices